As filed with the Securities and Exchange Commission on August 1, 2011
Registration Statement No. 333-173567
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peak Resorts, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	43-1793922 (IRS Employer Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri 63025
(636) 938-7474
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy D. Boyd
17409 Hidden Valley Drive
Wildwood, Missouri 63025
(636) 549-0060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David W. Braswell Armstrong Teasdale LLP 7700 Forsyth Boulevard, Suite 1800 St. Louis, Missouri 63105 (314) 552-6631	Carmelo M. Gordian David M. Kavanaugh Laurie M. Pompa Andrews Kurth LLP 111 Congress Avenue, Suite 1700 Austin, Texas 78701 (512) 320-9290

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
          This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-173567) of Peak Resorts, Inc. is being filed solely for the purpose of correcting an administrative error to Exhibit 23.2. Other than the filing of Exhibit 23.2 and corresponding changes to the Exhibit Index and signature pages, the remainder of the Registration Statement is unchanged.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by Peak Resorts, Inc. (the “Company”) and expected to be incurred in connection with the offer and sale of the securities being registered. All amounts are estimates, except the SEC registration fee and the FINRA filing fee.

Amount to be Paid

SEC registration fee	$10,014.00
FINRA filing fee	$9,125.00
Blue Sky fees and expenses*
NASDAQ listing fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Transfer agent fees*
Miscellaneous*
Total*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of Sections 351.355 of the Revised Statutes of Missouri and the amended and restated articles of incorporation and amended and restated by-laws of the Company.

The Company is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including attorneys’ fees and settlement amounts actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that he or she may not be indemnified in respect of any claim, issue or matter in which he or she has been adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation, unless, and only to the extent, authorized by the court.

Section 351.355(3) provides that a corporation shall indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him or her under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the stockholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Company’s amended and restated articles of incorporation provide that the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by law; provided, however, that the Company shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the board of directors, except for proceedings to enforce rights to indemnification. The amended and restated articles of incorporation also state that the Company may, to the extent authorized from time to time by the board of directors, provide rights to indemnification to employees and agents of the Company similar to those provided to directors and officers.

The Company’s amended and restated by-laws state that the Company shall indemnify directors and officers against any claim, liability or expense incurred as a result of their service as directors or officers, or as a result of another other service on behalf of the Company, or service at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted by law. The Company shall indemnify any such person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Company), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of such services against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

The Company’s amended and restated by-laws also provide that the Company may, if it deems appropriate, indemnify any employee or agent of the Company against any claim, liability or expense incurred as a result of his or her service as an employee or agent or as a result of any other service on behalf of the Company, or service at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted by law or to such lesser extent as the Company, in its discretion, may deem appropriate. The Company may indemnify any such person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Company), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of such services against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. To the extent that an officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

Any indemnification required or permitted pursuant to the Company’s amended and restated by-laws, unless ordered by the court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the amended and restated by-laws. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (ii) if such quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the stockholders.

Expenses incurred by a person who is or was a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and expenses incurred by a person who is or was an officer, employee or agent of the Company in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the director or the officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorized.

Except as may otherwise be permitted by law, no person shall be indemnified from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Company may adopt a more restrictive standard of conduct with respect to the indemnification of any employee or agent of the Company.

The Company has obtained directors’ and officers’ liability insurance.

Item 15.	Recent Sales of Unregistered Securities

The Company has not had any unregistered sales or other issuances of securities during the past three fiscal years.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

Schedule I, Real Estate and Accumulated Depreciation, is included herein.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons pursuant to the provisions described in Item 14 above, or otherwise, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Peak Resorts, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wildwood, State of Missouri, on August 1, 2011.

Peak Resorts, Inc.

By:	/s/ Timothy D. Boyd
Timothy D. Boyd
Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy D. Boyd and Stephen J. Mueller as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 1, 2011.

Signature	Title

/s/ Timothy D. Boyd Timothy D. Boyd	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

/s/ Stephen J. Mueller Stephen J. Mueller	Chief Financial Officer, Vice President, Secretary and Director (Principal Financial and Accounting Officer)

* James T. Barry, Jr.	Director

* Richard Deutsch	Vice President-Business and Real Estate Development and Director

Signature		Title

* Gregory R. Diekemper		Director

* Stanley W. Hansen		Director

* Michael Staenberg		Director

*By:	/s/ Timothy D. Boyd Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

1.1**	Form of Underwriting Agreement
2.1**	Purchase Agreement by and among Mount Snow, Ltd., L.B.O. Holding, Inc. and American Skiing Company, as sellers, and Peak Resorts, Inc., as buyer, dated February 16, 2007.
2.2**	Agreement of Sale and Purchase between Wildcat Mountain Ski Area, Inc., Meadow Green-Wildcat Skilift Corp. and Meadow Green-Wildcat Corp., as sellers, and WC Acquisition Corp., as purchaser, effective as of October 20, 2010.
3.1**	Amended and Restated Articles of Incorporation
3.2**	Amended and Restated By-laws
5.1**	Form of Opinion of Helfrey, Neiers & Jones P.C.
10.1**	Loan Agreement by and between Peak Resorts, Inc. and L.B.O. Holding, Inc., as borrowers, and EPT Mount Attitash, Inc., as lender, dated April 4, 2007.
10.2**	Promissory Note from Peak Resorts, Inc. and L.B.O. Holding, Inc. in favor of EPT Mount Attitash, Inc. dated April 4, 2007.
10.3**	Note Modification Agreement by and between Peak Resorts, Inc. and L.B.O. Holding, Inc., as borrowers, and EPT Mount Attitash, Inc. as lender, dated October 30, 2007.
10.4**	Agreement Concerning a Loan for a Holder of a Special Use Permit by and between the United States Department of Agriculture, Forest Service; EPT Mount Attitash, Inc. and L.B.O. Holding, Inc., dated April 4, 2007.
10.5**	Agreement Concerning a Loan for a Holder of a Special Use Permit by and between the United States Department of Agriculture, Forest Service; EPT Mount Snow, Inc. and Mount Snow, Ltd., dated April 4, 2007.
10.6**	Promissory Note from Peak Resorts, Inc. and Mount Snow, Ltd. in favor of EPT Mount Snow, Inc., dated April 4, 2007.
10.7**	Modification Agreement by and between Peak Resorts, Inc. and Mount Snow, Ltd., as borrowers, and EPT Mount Snow, Inc. as lender, dated April 1, 2010.
10.8**	Loan Agreement by and between Peak Resorts, Inc. and Mount Snow, Ltd., as borrowers, and EPT Mount Snow, Inc., as lender, dated April 4, 2007.
10.9**	First Modification Agreement by and between Peak Resorts, Inc. and Mount Snow, Ltd., as borrowers, and EPT Mount Snow, Inc., as lender, dated June 30, 2009.
10.10**	Amended and Restated Promissory Note from Peak Resorts, Inc. and Mount Snow, Ltd. in favor of EPT Mount Snow, Inc., dated June 30, 2009.
10.11**	Letter Agreement by and between Peak Resorts, Inc. and Mount Snow, Ltd., as borrowers, and EPT Mount Snow, Inc., as lender, dated June 20, 2009.
10.12**	Amended and Restated Credit and Security Agreement among Mad River Mountain, Inc.; SNH Development, Inc.; L.B.O. Holding, Inc.; Mount Snow, Ltd.; Peak Resorts, Inc.; Hidden Valley Golf and Ski, Inc.; Snow Creek, Inc.; Paoli Peaks, Inc.; Deltrecs, Inc.; Brandywine Ski Resort, Inc.; Boston Mills Ski Resort, Inc.; and JFBB Ski Areas, Inc., as borrowers, and EPT Ski Properties, Inc., as lender, dated October 30, 2007.
10.13**	Option Agreement between Hidden Valley Golf and Ski, Inc.; Snow Creek, Inc.; Paoli Peaks, Inc.; Brandywine Ski Resort, Inc.; Boston Mills Ski Resort, Inc.; and JFBB Ski Areas, Inc., as sellers, and EPT Ski Properties, Inc. as purchaser, dated October 30, 2007.

Exhibit
Number	Description

10.14**	Second Amended and Restated Promissory Note from Peak Resorts, Inc.; JFBB Ski Areas, Inc.; Mad River Mountain, Inc.; SNH Development, Inc.; L.B.O. Holding, Inc.; Mount Snow, Ltd.; Hidden Valley Golf and Ski, Inc.; Paoli Peaks, Inc.; Deltrecs, Inc.; Brandywine Ski Resort, Inc.; and Boston Mills Ski Resort, Inc. in favor of EPT Ski Properties, Inc., dated August 5, 2008.
10.15**	Blanket Conveyance, Bill of Sale and Assignment between Wildcat Mountain Ski Area, Inc., Meadow Green-Wildcat Skilift Corp. and Meadow Green-Wildcat Corp., as assignors, and WC Acquisition Corp., as assignee, dated November 19, 2010.
10.16**	Agreement Concerning a Loan for a Holder of a Special Use Permit by and between the United States Department of Agriculture, Forest Service; Meadow Green-Wildcat Corp, as lender, and WC Acquisition Corp., as borrower, dated November 19, 2010.
10.17**	Promissory Note from WC Acquisition Corp. in favor of Wildcat Mountain Ski Area, Inc.; Meadow Green-Wildcat Skilift Corp.; and Meadow Green-Wildcat Corp., dated November 22, 2010.
10.18**	Unconditional Guaranty of Peak Resorts, Inc., dated November 12, 2010.
10.19**	Lease Agreement by and between EPT Mad River, Inc. and Mad River Mountain, Inc., dated November 17, 2005.
10.20**	First Amendment to Lease Agreement by and between EPT Mad River, Inc. and Mad River Mountain, Inc., dated June 30, 2006.
10.21**	Ground Lease by and between Crotched Mountain Properties, L.L.C. and SNH Development, Inc., dated May 27, 2003.
10.22**	First Amendment to Ground Lease by and between Crotched Mountain Properties, L.L.C. and SNH Development, Inc., dated April 3, 2004.
10.23**	Second Amendment to Ground Lease by and between Crotched Mountain Properties, L.L.C. and SNH Development, Inc., dated January 31, 2008.
10.24**	Lease by and between Big Boulder Corporation and JFBB Ski Areas, Inc., dated December 1, 2005.
10.25**	Lease by and between Blue Ridge Real Estate Company and JFBB Ski Areas, Inc., dated December 1, 2005.
10.26**	Lease Agreement by and between Resort Holdings, LLC and Peak Resorts, Inc., dated April 1, 2010.
10.27**	Lease Agreement by and between Resort Holdings, LLC and Peak Resorts, Inc., dated September 1, 2010.
10.28**	Lease by and between the Estate of Charles Marvin Weeks and Paoli Peaks, Inc., dated September 26, 1990.
10.29**	U.S. Department of Agriculture Forest Service Special Use Permit for Attitash.
10.30**	U.S. Department of Agriculture Forest Service Special Use Permit for Mount Snow.
10.31**	U.S. Department of Agriculture Forest Service Special Use Permit for Wildcat Mountain.
10.32**	Promissory Note from SNH Development, Inc. in favor of EPT Crotched Mountain, Inc., dated March 10, 2006.
10.33**	Guaranty of Payment made by Peak Resorts, Inc. for the benefit EPT Crotched Mountain, Inc., dated March 10, 2006.
10.34**†	Form of Peak Resorts, Inc. Indemnification Agreement.

Exhibit
Number	Description

10.35**	Limited Liability Company Membership Interest Sale and Assignment Agreement by and between Timothy D. Boyd and Peak Resorts, Inc., dated as of April 1, 2011.
10.36**	Limited Liability Company Membership Interest Sale and Assignment Agreement by and between Stephen J. Mueller and Peak Resorts, Inc., dated as of April 1, 2011.
10.37**	Agreement by and between Mount Snow, Ltd. and Leitner-Poma of America, dated as of March 24, 2011.
10.38**†	Executive Employment Agreement by and between Peak Resorts, Inc. and Timothy D. Boyd, dated as of June 1, 2011.
10.39**†	Executive Employment Agreement by and between Peak Resorts, Inc. and Stephen J. Mueller, dated as of June 1, 2011.
10.40**†	Executive Employment Agreement by and between Peak Resorts, Inc. and Richard Deutsch, dated as of June 1, 2011.
16.1**	Letter from Maher & Company PC to Peak Resorts, Inc.
21.1**	List of Subsidiaries.
23.1*	Consent of Helfrey, Neiers & Jones P.C. (included in Exhibit 5.1).
23.2	Consent of McGladrey & Pullen, LLP.
23.3**	Consent of The National Ski Areas Association.
24.1**	Power of Attorney (included on signature page).
99.1**	Audit Committee Charter.
99.2**	Compensation Committee Charter.
99.3**	Nominating and Corporate Governance Committee Charter.

*	To be filed by amendment.

**	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.